Exhibit 10.41

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT is entered into as of August 15, 2008, by and between KENT L. PARKER (the “Employee”) and ARIBA, INC., a Delaware corporation (the “Company”). It supersedes the Employment Agreement dated January 23, 2004, between the Employee and the Company.

1.	DUTIES AND SCOPE OF EMPLOYMENT.

(a) Position. For the term of his employment under this Agreement (the “Employment”), the Company agrees to employ the Employee in the position of Chief Operating Officer. The Employee shall report to the Chief Executive Officer of the Company. The Employee shall have such duties and responsibilities as the Company may reasonably assign to him that are commensurate with his title and position with the Company. The Company agrees that the Employee may continue his current working and commuting arrangement, whereby the Employee lives in the state of Indiana and (i) commutes to the Company’s Pittsburgh, Pennsylvania, work location on a weekly basis for a portion of the workweek (staying in an apartment in Pittsburgh) and (ii) telecommutes from his home in the state of Indiana for the other portion of the workweek. The Company agrees to continue bearing the reasonable expenses relating to the Employee’s working and commuting relationship, as described in Section 4.

(b) Obligations to the Company. During his Employment, the Employee shall devote his full business efforts and time to the Company. During his Employment, without the prior written approval of the Company, the Employee shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other person or entity or as a shareholder owning more than five percent of the stock of any other corporation. The Employee shall comply with the Company’s policies and rules, as they may be in effect from time to time during his Employment. Notwithstanding the foregoing, nothing herein shall preclude the Employee from (i) serving on the boards of directors of a reasonable number of trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs and (iii) managing his personal investments and affairs, provided, that such activities do not materially interfere with the proper performance of his duties and responsibilities as set forth in Subsection (a) above.

2.	CASH AND INCENTIVE COMPENSATION.

(a) Salary. The Company shall pay the Employee as compensation for his services a base salary at a gross annual rate of not less than $300,000. Such salary shall be payable in accordance with the Company’s standard payroll procedures. (The annual compensation specified in this Subsection (a), together with any increases in such compensation that the Company may grant from time to time, is referred to in this Agreement as the “Base Salary.”)

(b) Incentive Bonuses. The Employee shall be eligible to be considered for an annual incentive bonus with a target amount of not less than $150,000. The bonus shall be paid in accordance with the Company’s generally applicable bonus payment procedures for similarly situated employees. The bonus shall be awarded based on the criteria established by the Company and communicated to the Employee during the first quarter of the applicable fiscal year. Except as otherwise provided in the Agreement, the Employee shall not be entitled to an incentive bonus if he is not employed by the Company on the date when such bonus is payable in accordance with the Company’s generally applicable bonus payment procedures for similarly situated employees.

3.	VACATION AND EMPLOYEE BENEFITS.

During his Employment, the Employee shall be eligible for paid vacations in accordance with the Company’s vacation policy for similarly situated employees, as it may be amended from time to time. During his Employment, the Employee shall be eligible to participate in the retirement, medical, dental, vision, life insurance, disability, tuition assistance and other benefit and fringe benefit plans (collectively, the “Employee Benefit Plans”) maintained by the Company for similarly situated employees, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such Employee Benefit Plan.

4.	BUSINESS EXPENSES.

During his Employment, the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse the Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies for similarly situated employees. In addition, the Company agrees to reimburse all reasonable expenses incurred by the Employee in connection with his working and commuting arrangement as described in Section 1 (including, without limitation, all travel-related expenses incurred by the Employee in traveling from his home in the state of Indiana to the Company’s Pittsburgh, Pennsylvania, work location and all expenses related to maintaining an apartment in Pittsburgh, Pennsylvania, that is located within a reasonable proximity of the Company’s primary work location in Pittsburgh, Pennsylvania). To the extent that any such expense reimbursement is determined to be taxable to the Employee for state, federal or local income or employment tax purposes and the corresponding expense item is not deductible to the Employee (each, a “Taxable Reimbursement”), the Company shall pay the Employee a bonus in an amount calculated to equal (net of any taxes payable with respect to such bonus) the amount of tax payable with respect to the Taxable Reimbursement (assuming in each case the Employee’s actual tax bracket for all such purposes). The intention of the preceding sentence is to provide that any increase in taxes payable by the Employee with respect to the reimbursement of the Employee’s expenses as described above be offset, on an after-tax basis, by the bonus. The bonus shall in no event be paid later than the close of the calendar year next following the calendar year in which the Employee pays the taxes on the Taxable Reimbursement.

5.	TERM OF EMPLOYMENT.

(a) Termination of Employment. The Company may terminate the Employee’s Employment at any time and for any reason (or no reason), and with or without cause, by giving the Employee 30 days’ advance notice in writing. The Employee may terminate his Employment at any time and for any reason (or no reason) by giving the Company 30 days’ advance notice in writing. The Employee’s Employment shall terminate automatically in the event of his death. The termination of the Employee’s Employment shall not limit or otherwise affect his obligations under Section 8.

(b) Employment at Will. The Employee’s Employment with the Company shall be “at will.” Any contrary representations that may have been made to the Employee shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Employee and the Company on the “at will” nature of the Employee’s Employment, which may only be changed in an express written agreement signed by the Employee and a duly authorized officer of the Company.

(c) Rights upon Termination. Except as expressly provided in Sections 6 and 7, upon the termination of the Employee’s Employment, the Employee shall only be entitled to the compensation, benefits and expense reimbursements that the Employee has earned under this Agreement before the effective date of the termination. The payments under this Agreement shall fully discharge all responsibilities of the Company to the Employee.

6.	TERMINATION BENEFITS (NO CHANGE IN CONTROL).

(a) Qualifying Terminations. This Section 6 shall only apply if:

(i) Section 7 does not apply;

(ii) A Separation occurs because the Company terminates the Employee’s Employment for a reason other than Cause or Permanent Disability; and

(iii) Either (A) the Employee and the Company have executed a reciprocal general release (in the form attached hereto as Exhibit A) of all known and unknown claims that they may then have against each other and have agreed not to prosecute any legal action or other proceeding based on such claims or (B) the Company (at its sole discretion) has determined within 30 days after the Separation to waive the requirement of a reciprocal general release. Absent a waiver by the Company, the Company shall complete the form of release and deliver it to the Employee within 30 days after the Separation. The Employee shall execute and return the release within the period set forth in such form.

The foregoing notwithstanding, the Employee and the Company shall not be required to release any claims that they may have against each other arising under (i) any indemnification agreement between the Employee and the Company or (ii) any rights to indemnification, advancement of expenses or repayment arising under the Company’s Amended and Restated Certificate of Incorporation or the Company’s Amended and Restated Bylaws, in each case as currently in effect or as subsequently amended.

(b) Severance Pay. If this Section 6 applies, then the Employee shall be entitled to receive severance payments from the Company for a period of 12 months following the Separation (the “Continuation Period”). Such severance payments shall be made in accordance with the Company’s standard payroll procedures and shall commence within 30 days after the Employee returns the release described in Subsection (a)(iii)(A) above or the Company makes the determination described in Subsection (a)(iii)(B) above, as applicable. The annual rate of such severance payments shall be equal to the sum of:

(i) The Employee’s Base Salary at the annual rate in effect when the Separation occurs; plus

(ii) The Employee’s annual target bonus for the fiscal year in which the Separation occurs.

In addition to any other remedies that may be available to the Company, severance payments shall cease immediately if the Employee fails to comply with the covenants set forth in Section 8.

(c) Acceleration of Vesting. If this Section 6 applies, then:

(i) The vested portion of all restricted shares of the Company’s Common Stock (“Stock”) held by the Employee when the Separation occurs shall at all times thereafter be determined by adding 12 months to his actual period of Employment with the Company.

(ii) During the Continuation Period, the Employee shall continue to vest in the Equity held by him when the Separation occurs (other than restricted shares of Stock), subject to his compliance with the covenants set forth in Section 8 below. The monthly rate of vesting during the Continuation Period shall be the same as prior to the Separation.

(d) Extension of Option Exercise Period. If this Section 6 applies, then all options and other rights to purchase shares of Stock, and all stock appreciation rights measured by the value of Stock, that are held by the Employee when the Separation occurs shall remain exercisable until the earlier of:

(i) The later of (A) the date 12 months after the Separation or (B) with respect to any increment of options or rights that becomes exercisable later than nine months after the Separation, the date three months after such increment becomes exercisable; or

(ii) The date the options or rights would have expired if the Separation had not occurred.

(e) COBRA Premiums. If this Section 6 applies, and if the Employee elects to continue health insurance coverage under COBRA for himself and, if applicable, his dependents following the Separation, then the Company shall pay the employer portion of the monthly premium under COBRA for the Employee and, if applicable, such dependents until the earliest of:

(i) The end of the Continuation Period;

(ii) The expiration of the Employee’s continuation coverage under COBRA; or

(iii) The date when the Employee receives equivalent health insurance coverage in connection with new employment.

7.	TERMINATION BENEFITS AFTER CHANGE IN CONTROL.

(a) Qualifying Terminations. This Section 7 shall apply if a Separation occurs because:

(i) The Company terminates the Employee’s Employment with the Company for a reason other than Cause or Permanent Disability within 12 months after a Change in Control; or

(ii) The Employee resigns for Good Reason within 12 months after a Change in Control.

(b) Severance Payment. If this Section 7 applies, then the Employee shall be entitled to receive a severance payment from the Company. The amount of such payment shall be equal to 150% of the sum of:

(i) The Employee’s Base Salary at the annual rate in effect when the Separation occurs or at the annual rate in effect when the Change in Control occurs, whichever is greater; plus

(ii) The Employee’s annual target bonus for the fiscal year in which the Separation occurs.

Such payment shall be made in a lump sum in cash on the date a Separation occurs under Subsection (a)(i) above or not later than the date three business days after a Separation occurs under Subsection (a)(ii) above.

(c) Acceleration of Vesting. If this Section 7 applies, then all of the Equity held by the Employee when the Separation occurs shall become fully and unconditionally vested, fully exercisable and fully transferable (except for transfer restrictions imposed by law).

(d) Extension of Option Exercise Period. If this Section 7 applies, then all options and other rights to purchase shares of Stock, and all stock appreciation rights measured by the value of Stock, that are held by the Employee when the Separation occurs shall remain exercisable until the earlier of:

(i) The date 18 months after the Separation; or

(ii) The date such options or rights would have expired if the Separation had not occurred.

(e) COBRA Premiums. If this Section 7 applies, and if the Employee elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for himself and, if applicable, his dependents following the Separation, then the Company shall pay the employer portion of the monthly premium under COBRA for the Employee and, if applicable, such dependents until the earliest of:

(i) The date 18 months after the Separation;

(ii) The expiration of the Employee’s continuation coverage under COBRA; or

(iii) The date when the Employee receives equivalent health insurance coverage in connection with new employment.

8.	COVENANTS.

(a) Non-Solicitation. During his Employment and, if Section 6 applies, during the Continuation Period, the Employee shall not directly or indirectly, personally or through others, solicit or attempt to solicit the employment of any employee of the Company or any of the Company’s affiliates, whether on the Employee’s own behalf or on behalf of any other person or entity. The term “employment” for purposes of this Subsection (a) means to enter into an arrangement for services as a full-time or part-time employee, independent contractor, agent or otherwise. The Employee and the Company agree that this provision is reasonably enforced as to any geographic area in which the Company conducts its business.

(b) Non-Competition. The Employee agrees that, during his Employment and during the Continuation Period (if any), he shall not:

(i) Directly or indirectly, individually or in conjunction with others, engage in activities that compete with the Company or work for any entity that is part of the Company’s Market;

(ii) Solicit, serve, contract with or otherwise engage any existing or prospective customer, client or account of the Company on behalf of any entity that is part of the Company’s Market; or

(iii) Cause or attempt to cause any existing or prospective customer, client or account of the Company to divert from, terminate, limit or in any manner modify, or fail to enter into, any actual or potential business relationship with the Company. The Employee and the Company agree that this provision is reasonably enforced with reference to any geographic area in which the Company maintains any such relationship.

For purposes of this Subsection (b), the Company’s “Market” shall mean (i) all companies that derive their revenue primarily from e-procurement and/or spend management software or service sales or sales of software or services aiding companies in sourcing and/or spend management activities and (ii) those companies set forth on Exhibit B attached hereto. The Employee and the Company agree that the Company’s Market is global in scope.

(c) Cooperation and Non-Disparagement. The Employee agrees that, during the Continuation Period, he shall cooperate with and assist the Company in every reasonable respect in facilitating the transition of his duties to his successor; provided that the Employee shall not be required to devote more than 20 hours per month to providing such assistance and cooperation. The Employee further agrees that, during the Continuation Period, he shall not in any way or by any means disparage the Company, the members of the Board or the Company’s officers and employees.

(d) Disclosure. The Employee agrees that, during the Continuation Period, he shall inform any new employer or other person or entity with whom the Employee enters into a business relationship, before accepting employment or entering into a business relationship, of the existence of this Section 8.

(e) Construction. If any provision set forth in this Section 8 is not enforceable under the laws of the state in which the Employee is employed following his Separation, nothing in this Agreement shall prohibit the Employee from engaging in such lawful conduct; provided, however, that if the Employee elects to do so, his rights to any of the benefits set forth in Section 6 shall terminate immediately.

9.	PARACHUTE PAYMENTS.

(a) Parachute Gross-Up Payment. If it is determined that any payment or distribution of any type to the Employee or for his benefit by the Company, any of its affiliates, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder) or any affiliate of such person, whether paid, payable, distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax and any such interest or penalties are collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount calculated to ensure that after the Employee pays all taxes (and any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

(b) Determination by Accountant. All determinations and calculations required to be made under this Section 9 shall be made by an independent accounting firm selected by the Employee from among the largest five accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, to the Employee and the Company within five business days after the Employee or the Company made a request (if the Employee reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with a written statement that it has concluded that no Excise Tax is payable (including the reasons therefor) and that the Employee has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and the Employee, absent manifest error. The Company shall pay the fees and expenses of the Accounting Firm.

(c) Time of Payment. If a Gross-Up Payment is determined to be payable, it shall be paid to the Employee within five business days after the Determination has been delivered to him or the Company. Any Gross-Up Payment shall in any event be made prior to the close of the calendar year next following the calendar year in which the Excise Tax was paid.

(d) Over- and Underpayments. As a result of uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made (“Underpayment”) or that Gross-Up Payments will have been made by the Company that should not have been made (“Overpayment”). In either event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the Company shall promptly pay the amount of such Underpayment to the Employee or for his benefit. In the case of an Overpayment, the Employee shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (i) the Employee shall in no event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that the Employee has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of Subsection (a) above, which is to make the Employee whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Employee’s repaying to the Company an amount that is less than the Overpayment.

(e) Limitation on Parachute Payments. Any other provision of this Section 9 notwithstanding, if the Excise Tax could be avoided by reducing the Total Payments by an amount not in excess of 30% of the “base amount” (within the meaning of section 280G of the Code and the regulations thereunder), then the Total Payments shall be reduced to the extent necessary to avoid the Excise Tax and no Gross-Up Payment shall be made. If the Accounting Firm determines that the Total Payments are to be reduced under the preceding sentence, then any such reduction shall be applied first to amounts that constitute “deferred compensation”

(within the meaning of section 409A of the Code and the regulations thereunder). If there is more than one such amount, then such reduction shall be applied on a pro rata basis to all such amounts. Subject to the foregoing rules, the Employee may elect, in his sole discretion, which and how much of the Total Payments are to be eliminated or reduced (as long as after such election no Excise Tax shall be payable), and the Employee shall advise the Company in writing of his election within 10 business days of receipt of notice. If the Employee makes no such election within such 10-day period, then the Company may elect which and how much of the Total Payments are to be eliminated or reduced (as long as after such election no Excise Tax shall be payable), and it shall notify the Employee promptly of such election.

10.	SUCCESSORS.

(a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, reorganization, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that becomes bound by this Agreement.

(b) Employee’s Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

11.	ARBITRATION.

(a) Scope of Arbitration Requirement. The parties hereby waive their rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this Agreement and any and all claims arising from or relating to the Employee’s Employment, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices, or any tort or tort-like causes of action.

(b) Exceptions. The foregoing notwithstanding, the following are the only claims that may be resolved in any appropriate forum (including courts of law) as required by applicable laws then in effect: (i) claims concerning workers’ compensation benefits; and (ii) claims concerning unemployment insurance.

(c) Procedure. The arbitrator’s decision shall be written and shall include the findings of fact and law that support the decision. The arbitrator’s decision shall be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American

Arbitration Association; provided, however, that the arbitrator shall allow the discovery authorized by the California Arbitration Act or the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration shall take place in Santa Clara County, California, or (at the Employee’s option) the county in which the Employee primarily worked with the Company at the time when the arbitrable dispute or claim first arose. The arbitrator selected for any arbitration shall be mutually agreeable to the Company and the Employee; provided that if the Company and the Employee are unable to reach agreement on the selection of an arbitrator, the arbitration shall be performed by a panel of three arbitrators. The panel shall consist of one arbitrator selected by the Company and a second arbitrator selected by the Employee. The selected arbitrators shall, in turn, select a third arbitrator to complete the panel.

(d) Costs. The parties shall share the costs of arbitration equally, except that the Company shall bear the cost of the arbitrator’s fee and any other type of expense or cost that the Employee would not be required to bear if he were to bring the dispute or claim in court. Both the Company and the Employee shall be responsible for their own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.

12.	DEFINITIONS.

(a) Board. “Board” shall mean the Board of Directors of the Company.

(b) Cause. For purposes of Section 6, “Cause” shall mean:

(i) Any gross negligence or intentional misconduct that materially injures the Company and its subsidiaries, taken as a whole, or has a material adverse effect on the business or affairs of the Company and its subsidiaries, taken as a whole;

(ii) Any unauthorized use or disclosure by the Employee of the Company’s confidential information or trade secrets resulting from gross negligence that materially injures the Company and its subsidiaries, taken as a whole, or has a material adverse effect on the business or affairs of the Company and its subsidiaries, taken as a whole;

(iii) A failure by the Employee to comply with the Company’s written policies or rules that materially injures the Company and its subsidiaries, taken as a whole, or has a material adverse affect on the business or affairs of the Company and its subsidiaries, taken as a whole, provided that the Company shall have given Employee notice of such failure and an opportunity to cure such failure, if curable; or

(iv) The Employee’s conviction of, or plea “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof.

With respect to acts or omissions described in Paragraphs (i) and (iii) above, “Cause” shall only be deemed to exist following written notice to the Employee from the Company and his failure to cure such acts or omissions within 30 days of receipt of such written notice.

For purposes of Section 7, “Cause” shall mean any intentional misconduct that materially injures the Company and its subsidiaries, taken as a whole, or has a material adverse effect on the business or affairs of the Company and its subsidiaries, taken as a whole.

(c) Change in Control. A “Change in Control” shall be determined as follows:

(i) The consummation of a merger or consolidation of the Company, or any subsidiary of the Company, with or into another entity or any other corporate reorganization, if immediately after such transaction the Ownership Percentage (as defined below) of persons who were not stockholders of the Company immediately before such transaction is 30% or more; provided, however, that if such percentage is less than 50%, a majority of the Incumbent Directors may determine prior to the consummation of such transaction that a Change in Control has not occurred after considering all relevant factors;

(ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board, as a result of which fewer than two-thirds of the incumbent directors are directors who either (A) had been directors of the Company on the date hereof (the “original directors”) or (B) were elected, or nominated for election, to the Board with the approval of at least a majority of the sum of (I) the original directors who were still in office at the time of the election or nomination and (II) the directors whose election or nomination was previously so approved (collectively, the “Incumbent Directors”); or

(iv) Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing at least 25% of the total voting power represented by the Company’s then outstanding voting securities.

For purposes of this Subsection (c), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but shall exclude (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a parent or subsidiary of the Company and (B) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of Stock.

For purposes of Paragraph (i) above, the term “Ownership Percentage” means the percentage of the voting power of the outstanding securities of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity.

For purposes of the proviso in Paragraph (i) above, the factors to be considered by the Board in determining that a Change in Control has not occurred shall include, without limitation:

(A) The Ownership Percentage;

(B) Whether there is a change in the composition of the Board or the board of directors of the continuing or surviving entity;

(C) Whether there is a change in the management of the Company or the continuing or surviving entity;

(D) The extent of the anticipated change in the business, operations or assets of the Company or the continuing or surviving entity;

(E) The level of severance benefits available to comparable management at any entity other than the Company resulting from any transaction specified in Paragraphs (i) through (iv) above; and

(F) Whether treating the transaction as a Change in Control for purposes of this Agreement is necessary or desirable for purposes of achieving the business objectives of the transaction specified in Paragraphs (i) through (iv) above.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(d) Equity. “Equity” shall mean:

(i) All shares of Stock;

(ii) All options and other rights to purchase shares of Stock;

(iii) All stock units, performance units or phantom shares whose value is measured by the value of shares of Stock; and

(iv) All stock appreciation rights whose value is measured by increases in the value of shares of Stock.

(e) Good Reason. “Good Reason” shall mean (i) a requirement that the Employee report to anyone other than the Company’s Chief Executive Officer or the Board, (ii) a reduction in his level of compensation (including Base Salary, fringe benefits and participation in bonus or incentive programs) or (iii) a relocation of his place of Employment by more than 50 miles, provided and only if such requirement, reduction or relocation is effected by the Company without his consent. A condition shall not be considered “Good Reason” unless the Employee gives the Company written notice of such condition within 90 days after such condition comes into existence and the Company fails to remedy such condition within 30 days after receiving the Employee’s written notice.

(f) Permanent Disability. “Permanent Disability” shall mean that the Employee, at the time notice is given, has failed to perform the duties of his position with the Company for a period of not less than 180 consecutive days (or such longer period as may be required by law) as the result of his incapacity due to physical or mental injury, disability or illness.

(g) Separation. “Separation” shall mean a “separation from service,” as defined in the regulations under section 409A of the Code.

13.	MISCELLANEOUS PROVISIONS.

(a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Entire Agreement. This Agreement supersedes and replace any prior agreements, representations or understandings, whether written, oral or implied, between the Employee and the Company or FreeMarkets, Inc. with respect to the subject matter hereof, including (without limitation) the Employment Agreement dated January 23, 2004.

(d) Tax Matters. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law. For purposes of section 409A of the Code, each periodic salary continuation payment under Section 6 is hereby designated as a separate payment. If the Company determines that the Employee is a “specified employee” within the meaning of section 409A(a)(2)(B)(i) of the Code and the regulations thereunder at the time of his Separation, then:

(i) Any salary continuation payments under Section 6, to the extent not exempt from section 409A of the Code, shall commence during the seventh month after the Employee’s Separation and the installments that otherwise would have been paid during the first six months following the Employee’s Separation shall be paid in a lump sum when such salary continuation payments commence;

(ii) Any lump sum payment under Section 7, to the extent not exempt from section 409A of the Code, shall be made during the seventh month after the Employee’s Separation; and

(iii) Any Gross-Up Payment, to the extent not exempt from section 409A of the Code, shall not be made earlier than the later of (A) the date determined under Section 9 or (B) the first day of the seventh month after the Employee’s Separation.

(e) Choice of Law and Severability. This Agreement is executed by the parties in the State of California and shall be interpreted in accordance with the laws of such State (except their provisions governing the choice of law). If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. Should there ever occur any conflict between any provision contained in this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, then the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it into compliance with applicable law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(f) No Assignment. Except as otherwise provided in Section 10(b), this Agreement and all rights and obligations of the Employee hereunder are personal to the Employee and may not be transferred or assigned by the Employee at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

/s/ Kent L. Parker

ARIBA, INC.

By	/s/ Robert M. Calderoni

Title:	CEO

Signature page of Employment Agreement with Kent L. Parker

EXHIBIT A

FORM OF RELEASE

ARIBA, INC.

                    , 20

Mr. Kent L. Parker

Dear Kent:

This letter (the “Agreement”) confirms the agreement between you and Ariba, Inc. (the “Company”) regarding the termination of your employment with the Company.

1. Termination Date. Your employment with the Company will terminate on                                  , 20         (the “Termination Date”).

2. Effective Date and Rescission. You have up to 21 days after you received this Agreement to review it. You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. Furthermore, you have up to seven days after you signed this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me. If you do not revoke this Agreement, the eighth day after the date you signed it will be the “Effective Date.” Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.

3. Salary and Vacation Pay. On the Termination Date, the Company will pay you $                     (less all applicable withholding taxes and other deductions). This amount represents all of your salary earned through the Termination Date and all of your accrued but unused vacation time or PTO. You acknowledge that, if you did not execute this Agreement, you would not be entitled to receive any additional money from the Company. The only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

4. Severance Benefits. In consideration of executing this Agreement, you will receive from the Company the severance benefits described in Section 6 of the Employment Agreement dated                         , 2008, between you and the Company (the “Employment Agreement”). As described in Section 6 of the Employment Agreement, the continuation of such severance benefits is subject to your compliance with the covenants described in Section 8 of the Employment Agreement.

5. Release of Your Claims. In consideration of receiving the severance benefits described in Section 6 of the Employment Agreement, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. However, this release bars only those claims that arose prior to the execution of this Agreement. Execution of this Agreement does not bar:

(a) Any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement;

(b) Any claim arising under any indemnification agreement between you and the Company (the “Indemnification Agreement”); or

(c) Any claim to indemnification or advancement of expenses arising under the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), or the Company’s Amended and Restated Bylaws, as amended (the “Bylaws”).

6. Release of the Company’s Claims. The Company waives, releases and promises never to assert any claims or causes of action, whether or not now known, against you or your successors, agents or assigns with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs and claims of defamation, fraud, breach of contract or breach of the covenant of good faith and fair dealing. However, this release bars only those claims that arose prior to the execution of this Agreement. Execution of this Agreement does not bar:

(a) Any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement;

(b) Any claim arising under the Indemnification Agreement; or

(c) Any claim to repayment arising under the Certificate or the Bylaws.

7. Waiver. You and the Company expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

8. Promise Not To Sue. You agree that you will never, individually or with any other person, commence, aid in any way (except as required by legal process) or prosecute, or cause or permit to be commenced or prosecuted, any action or other proceeding based on any claim that has been released pursuant to Section 5 above. The Company agrees that it will never, individually or with any other person, commence, aid in any way (except as required by legal process) or prosecute, or cause or permit to be commenced or prosecuted, any action or other proceeding based on any claim that has been released pursuant to Section 6 above.

9. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

10. Proprietary Information and Inventions Agreement. At all times in the future, you will remain bound by your Proprietary Information and Inventions Agreement with the Company and by any similar agreement with a predecessor of the Company.

11. Modifications. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

12. Company Property. You represent that you have returned to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.

13. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

14. Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than their choice-of-law provisions).

15. Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Please indicate your agreement with the above terms by signing below.

Very truly yours,

ARIBA, INC.

By:

Title:

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

Signature of Kent L. Parker

Dated:

EXHIBIT B

LIST OF COMPANIES

[*]

* CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT. SUCH PORTIONS WERE OMITTED FROM THIS FILING AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.